Exhibit 107

Resources Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	Rule 457(a)	17,250,000	$10.00	$172,500,000	$92.70 per $1,000,000	$15,990.75
	Equity	Class A ordinary shares included as part of the Units(3)	Rule 457(g)	17,250,000	—	—	$92.70 per $1,000,000	—	(4)
	Equity	Redeemable warrants included as part of the Units(3)	Rule 457(g)	8,625,000	—	—	$92.70 per $1,000,000	—	(4)
	Equity	Class A ordinary shares, $0.0001 par value, issuable upon exercise of redeemable public warrants included as part of the units(3)	Rule 457(a)	8,625,000	$11.50	$99,187,500	$92.70 per $1,000,000	$9,194.68
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts						$271,687,500
		Total Fees Previously Paid						$0
		Total Fee Offsets
		Net Fee Due						$25,185.43

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.